Exhibit 3.7
TRANSFER CONSENT AGREEMENT
          Transfer Consent Agreement dated                                         , 2010 among Madison Square Garden, L.P., a Delaware limited partnership (“MSG”), MSG Eden Corporation, a Delaware corporation, Rainbow Garden Corp., a Delaware corporation, Regional MSG Holdings LLC, a Delaware limited liability company, Madison Square Garden, Inc., a Delaware corporation (“MSG Inc.”), Charles F. Dolan (“CD”), Helen A. Dolan (“HD”), James L. Dolan (“JD”), each of the other children of CD and HD as listed on Schedule 1 (together, excluding JD, the “Siblings”), each of the trusts listed on Schedule 1 (collectively, the “Trusts”), and the trustees of the Trusts as listed on Schedule 1 (collectively, the “Trustees”) (all of the foregoing individuals and entities are referred to collectively as the “Owners;” the Siblings, the Trusts and the Trustees are collectively referred to as the “Family Owners;” and MSG, MSG Inc., all of the direct and indirect subsidiaries of MSG Inc. named above, CD, HD and JD are referred to collectively as the “Principal Owners”), with the Principal Owners having a business address at c/o MSG, Two Pennsylvania Plaza, New York, New York 10121, Attention General Counsel, and the Family Owners having a business address at c/o Dolan Family Office, 340 Crossways Park Drive, Woodbury, NY 11797 and the NATIONAL BASKETBALL ASSOCIATION (“NBA”), and in favor of each of the present and future member teams of the NBA (the “NBA Teams”), NBA PROPERTIES, INC., NBA MEDIA VENTURES, LLC, WNBA HOLDINGS, LLC, NBA DEVELOPMENT LEAGUE HOLDINGS, LLC, NBA STORE, LLC, PLANET INSURANCE LTD., WNBA, LLC, WNBA ENTERPRISES, LLC, WNBA OPERATIONS, LLC, NBA CHINA, L.P., and any other entity formed generally by the NBA

Teams after this date (together with the NBA, but excluding the NBA Teams, the “NBA Entities”), c/o National Basketball Association, Olympic Tower, 645 Fifth Avenue, New York, New York 10022, Attn: General Counsel.
RECITALS
          A. MSG owns the NBA membership known as the New York Knickerbockers (the “Membership”), and all assets comprising the New York Knickerbockers basketball team (collectively with the Membership, the “Knickerbockers”).
          B. Cablevision Systems Corporation (“CSC”) proposes to engage in a series of transactions (collectively, the “Transaction”) that will result in MSG indirectly being “spun-off” to CSC’s shareholders. Upon consummation of the Transaction, MSG will be a wholly-owned subsidiary of MSG Inc., a newly formed entity that will initially be owned in the same manner as CSC immediately before the Transaction.
          C. In connection with its approval of the Transaction, the Board of Governors has provided certain waivers from the terms of the NBA Rules (as defined below), subject to the limitations and conditions set forth herein.
          NOW, THEREFORE, the parties agree as follows:
          1. For so long as it owns, directly or indirectly, any interest in an NBA member team, and should it cease to own such interest, provided it executes the agreement contemplated by Section 2(a) below, each Owner shall be bound by and conduct itself in accordance with, and shall cause its respective Affiliates (as defined in Section 9 below) to be bound by and conduct themselves in accordance with, (a) the Constitution and By-Laws of the NBA, (b) the governing documents of each of the NBA Entities, (c) all present and future rules, regulations, memoranda, resolutions, directives and policies of each of the NBA Entities and the NBA Commissioner, (d) any agreements and arrangements to which MSG is (or after the date of this Agreement may become) subject or by which it or its assets are (or may become) bound with or in favor of any of the NBA Entities, including, without limitation, this Agreement, and (e) any agreements and arrangements to which the NBA Teams generally or any of the NBA Entities are (or after the date of this Agreement may become) subject or by which they or their assets are (or may become) bound, in each case as they may be amended or adopted from time to time and including the custom and practice thereunder (clauses (a)-(e) collectively, “NBA Rules”), including, but not limited to, (v) NBA Rules relating to membership relocation, indebtedness and ownership transfers (including, but not limited to, the NBA Ownership Transfer Policies, NBA Debt Policies and Ownership Transfer Manual), (w) NBA Rules relating to territorial rights and limitations, (x) NBA Rules relating to the telecast or broadcast, by over-the-air television, non-broadcast television, radio or any other means, whether on a local, regional, national or international basis, of NBA games, (y) NBA Rules relating to advertising and promotional arrangements with establishments that have or offer legalized gambling, and (z) NBA Rules relating to the direct or indirect ownership of interests in teams by entities that have direct or indirect ownership interests in establishments that have or offer legalized gambling on NBA games.
          2. The Owners acknowledge and agree that if at any time the Membership or any direct or indirect ownership interest in the Knickerbockers (except for interests that may be transferred without NBA approval under NBA Rules or as provided in Section 3 below) shall be sold, assigned or otherwise transferred to any third party (whether directly or indirectly, by operation of law or otherwise and including any change of control), (a) MSG, MSG Inc., each subsidiary of MSG Inc. that owns a direct or indirect interest in MSG, each transferring Owner, and each individual and entity that directly or indirectly owns an interest in such transferring Owner (including the trustees and beneficiaries of any trusts), shall be required to execute a document containing, among other things, release and indemnification provisions in favor of the NBA Entities, the NBA Teams and various other persons and entities substantially in the form then required by the NBA, (b) MSG, MSG Inc., each subsidiary of MSG Inc. that owns a direct or indirect interest in MSG, each transferee, and each individual and entity that directly or indirectly owns an interest in such transferee (including the trustees and beneficiaries of any trusts) shall be required to execute an agreement and undertaking substantially in the form as may then be required by the NBA, and (c) all contracts, agreements and other arrangements (including, but not limited to, any leases or telecast or broadcast agreements) between the Knickerbockers, MSG or any division or subsidiary of MSG operating the Knickerbockers (to the extent such agreement or arrangement relates to the Knickerbockers) and any other divisions or subsidiaries of MSG or any of the Owners or any of their respective Affiliates shall terminate upon such sale, transfer or assignment unless the NBA Entities shall otherwise consent or unless the NBA Entities have waived their rights under this provision in a writing that refers to this provision or have previously approved such agreements in the ordinary course (whether or not reference was made to this provision).
          3. (a) The Owners acknowledge and agree that, subject to Article 5(h)(iii) of the NBA Constitution (which is attached hereto as Annex A and which currently shall apply only to transfers of interests in MSG Inc.), any direct or indirect sale, assignment, pledge, change of control, change in voting or economic interests or other transfer of the Membership or any assets of MSG constituting the Knickerbockers (other than transfers of such assets in the ordinary course of business), or of any direct, indirect, contingent or convertible interest (regardless of the size of the interest) in or ownership rights with respect to the Knickerbockers or any of the Owners (each, a “transfer”), including, but not limited to, (i) any addition, replacement or substitution of a trustee or beneficiary of any trust having a direct or indirect interest in the Knickerbockers, or any distribution of shares from such trust, and (ii) the grant, conversion or exercise of Contingent Interests, in each case whether or not contemplated by the Transaction Documents, shall require the prior approval of the NBA Entities in accordance with NBA Rules. The Owners further acknowledge and agree that proposed transfers must comply with the NBA Ownership Transfer Policies and Ownership Transfer Manual. The NBA has confirmed that pursuant to Article 5(h)(iii) of the NBA Constitution as presently in effect and a waiver obtained with respect thereto: (A) an Institutional Investor may acquire up to 15% of the outstanding shares of Class A common stock of MSG Inc. (but not effective control of MSG) without obtaining NBA approval; and (B) in light of historical NBA transfer provisions applicable to Dolan family members and Trusts with respect to their stockholdings in CSC, transfers of common stock of MSG Inc. among Dolan family members and Trusts that are Owners, and changes in beneficiaries of those Trusts (so long as all beneficiaries are Dolan family members), shall not require NBA approval, provided that such transfers by or to a single Owner (together with any prior transfers by or to such Owner that have not been approved by the NBA) represent less than

5% of the outstanding common shares and do not change the effective control of MSG or otherwise alter the voting arrangements with respect to the common shares as in effect on the date of this Agreement. MSG and MSG Inc. shall notify the NBA promptly upon becoming aware of any person or entity acquiring 5% or more of the outstanding shares of any class of MSG Inc., or of any increase in such ownership of 1% or more. For purposes of this Section 3(a), an “Institutional Investor” shall be defined with reference to Rule 13d-1(b)(1)(ii) under the Securities Exchange Act of 1934 as currently in effect (the “Rule”). An Acceptable Person is a person who falls within one or more of the categories of persons listed in the Rule other than clauses (G), (H) (I) and (K) thereof. An Acceptable Person is an Institutional Investor only if the sum of its assets (a) owned and (b) under management exceeds US $500 million or, in the case of a registered investment company, $100 million. An Acceptable Person referred to in clause (J) of the Rule who meets the requirements of the preceding sentence is an Institutional Investor only if the substantially comparable regulatory scheme is in a Covered Country. If an Acceptable Person qualifies as an Institutional Investor under either of the two immediately preceding sentences then each of its Affiliates shall be deemed to be an Institutional Investor; provided, that such Acceptable Person and its Affiliates cannot in the aggregate own more than 15% of the outstanding Class A Common Stock and no Affiliate that is not an Acceptable Person can own 5% or more of the outstanding common stock. A “Covered Country” is Switzerland, Canada, Australia, Japan, China and any country in Europe included in the so-called G-20 group. For purposes of this Section 3(a), a person will be deemed to be an “Affiliate” of an Institutional Investor if such person controls, is controlled by or is under common control with, such Institutional Investor.

               (b) Subject to the following sentence, the parties acknowledge and agree that if shares of MSG Inc. shall be transferred in violation of NBA Rules, the NBA Entities shall be entitled to exercise such rights and remedies (legal, equitable or otherwise) as may be available to them under NBA Rules and applicable law (including, but not limited to, termination of the Knickerbockers’ NBA Membership or the direct or indirect ownership interest in the Knickerbockers of the transferor or transferee); provided that nothing herein or in such NBA Rules shall limit the right of a transferor of Class A shares of MSG Inc. to convey good title in the shares to a transferee in a transfer conducted through NASDAQ or another major stock exchange or in a private transfer of Class A shares that, together with any related transfers, represent less than 5% of the outstanding shares of MSG Inc.; provided further that the NBA Entities reserve all rights to challenge the right of the transferee to retain ownership of such shares. The NBA Entities agree that, in the case of any violations or alleged violations of Article 5 of the NBA Constitution (or any successor provision), related NBA Rules or Sections 3(a) or (b) of this Agreement in connection with the public acquisition of the Class A common stock of MSG Inc. by a party that is not an Owner or an Affiliate of an Owner, and is acting independently of, and not in concert with or with the approval of, an Owner, an Affiliate of an Owner or the executive management or board of directors of an Owner or its Affiliate, the NBA Entities shall not enforce or seek to enforce any remedies against the Owners in respect of such violations or alleged violations unless it has given MSG Inc. at least 45 days’ written notice of its intention to enforce such remedies, provided that MSG Inc. shall during such 45-day period be acting in good faith to eliminate the ownership interest in MSG Inc. that gave rise to the violation or alleged violation and provided, further, that such 45-day period shall be extended for up to five years so long as MSG Inc. continues to so act.
          4. (a) The Company shall indemnify, defend and hold harmless each of the NBA Entities, the NBA Teams (other than MSG), and each of their respective predecessors, successors, assigns and affiliates, and the past, present and future direct and indirect directors, officers, employees, agents, owners, partners, members, managers, shareholders, governors, affiliates and subsidiaries of each of the foregoing (collectively, including the NBA Entities and NBA Teams, the “Affiliated NBA Parties”) from and against all actions, causes of action, suits, debts, obligations, losses, damages, amounts paid in settlement, liabilities, costs and expenses (including, without limitation, interest, penalties and reasonable attorneys’ fees and expenses) (collectively, “Losses”) resulting to, imposed upon, asserted against or incurred by any Affiliated NBA Party (including, but not limited to, in any action between any of the Owners and any Affiliated NBA Party) in connection with or arising out of any breach by any of the Owners under this Agreement, except that, in the case of Losses suffered by NBA Teams or their affiliates (other than the NBA Entities), such Losses shall not include damages payable by such NBA Team or affiliate to an Owner in a proceeding in which such Owner is the prevailing party or expenses incurred by such NBA Team or affiliate in the proceeding.
               (b) Any Affiliated NBA Party claiming a right of indemnity hereunder shall give the indemnifying party prompt notice of the claim, action, suit, proceeding or circumstance giving rise to the potential Losses and shall afford the indemnifying party the opportunity to participate in the defense of such claim, action, suit or proceeding; provided, however, that the failure of any Affiliated NBA Party to give such prompt notice shall not affect its right to receive indemnification under this Agreement except to the extent the indemnifying party is materially and adversely affected by the failure.
          5. Subject to Section 3(b) hereof, in the event of any breach by any of the Owners of its agreements contained herein, in addition to all other legal and equitable rights and remedies available to the NBA Entities and the NBA Teams (including, without limitation, the authority of the NBA Commissioner to impose fines and other penalties under Article 24 of the NBA Constitution), such breach shall constitute a failure to fulfill a contractual obligation within the meaning of Article 13(d) of the NBA Constitution, and shall entitle the NBA Entities and NBA Teams to exercise all rights and remedies against MSG as if MSG had itself committed such breach.
          6. Any notice or other communication under this Agreement shall be in writing and shall be considered given when delivered personally, sent by reputable overnight courier or mailed by registered mail, return receipt requested, to the parties at the addresses set forth above (or at such other address as a party may specify by notice similarly given).
          7. The covenants and agreements by the Owners contained in this Agreement shall be construed as several covenants by each of the Owners in favor of the NBA Entities that may be relied on solely by the NBA Entities, and not as covenants between any of the Owners. Accordingly, any of such covenants and agreements, and any of the representations made by the Owners in this Agreement, may be waived, amended, consented to or otherwise approved by the NBA Entities, on the one hand, and the particular

Owner to which such covenant, agreement or representation applies, on the other hand, without the consent or approval of any other party, including, but not limited to, in cases where one or more other Owners has made the same or a similar covenant, agreement or representation that is not being waived, amended, consented to or otherwise approved by the NBA Entities as to such Owner. By way of illustration and not limitation, changes in any Owner’s direct or indirect ownership of the Knickerbockers may be consented to by such Owner and the NBA Entities without the consent of any other party. The covenants and agreements by the Owners contained in this Agreement shall apply to them in their capacities as owners of an interest in the Membership and otherwise.
          8. This Agreement shall be governed by and construed in accordance with the law of the State of New York applicable to agreements made and to be performed entirely in New York. Pursuant to Article 24(h) of the NBA Constitution, the provisions of this Agreement shall be interpreted by the NBA Commissioner.
          9. As used in this Agreement (except for Section 3(a)), “Affiliate” means: (a) with respect to a specified person or entity, (i) any other person or entity directly or indirectly controlled by, controlling or under common control with the specified person or entity, provided that MSG Inc. and its direct and indirect subsidiaries shall be deemed Affiliates of the Principal Owners but not any of the other Owners (unless and until such other Owners acquire a direct or indirect controlling interest in the Knickerbockers), (ii) any person who is an officer, director or trustee of, or serves in a similar capacity with respect to, the specified entity, (iii) any other person or entity that, directly or indirectly, is the beneficial owner of 50% or more of any class of equity interests of the specified entity, or of which the specified person or entity, directly or indirectly, is the owner of 50% or more of any class of equity interests, and (iv) the spouse, children and other lineal descendents (collectively, “Relatives”) of the specified person, any trust for the benefit of the specified person or his or her Relatives, and any entity directly or indirectly controlled by one or more Relatives of the specified person; and (b) with respect to each Principal Owner, (i) each beneficiary of the Trusts and any other direct or indirect owner of Class B Common Stock (including trustees and beneficiaries of trusts), and their respective Affiliates, and (ii) each other Owner and its Affiliates. Certain current and future beneficiaries of the Trusts are not executing this Agreement, but the representations and covenants of the Owners under this Agreement shall be deemed made on their behalf by the Owners that are Affiliates of those beneficiaries, and the Principal Owners and other Owners that are Affiliates of those beneficiaries shall cause those beneficiaries to comply with all of the terms and provisions of this Agreement applicable to Family Owners.
     10. This Agreement may be executed in counterparts, which together shall constitute the same instrument.
     IN WITNESS WHEREOF, the NBA and each of the Owners have executed and delivered this Transfer Consent Agreement, intending to be bound hereby, as of the date first written above.

NATIONAL BASKETBALL ASSOCIATION

By:

MADISON SQUARE GARDEN, L.P.

By:

MSG EDEN CORPORATION

By:

RAINBOW GARDEN CORP.

By:

REGIONAL MSG HOLDINGS LLC

By:

MADISON SQUARE GARDEN, INC.

By:

CHARLES F. DOLAN, individually, and as Trustee of the Charles F. Dolan 2009 Revocable Trust, the Charles F. Dolan 2008 Grantor Retained Annuity Trust #2, the Charles F. Dolan 2009 Grantor Retained Annuity Trust #1, the Charles F. Dolan 2009 Grantor Retained Annuity Trust #2, the Charles F. Dolan 2009 Grantor Retained Annuity Trust #3 and the Charles F. Dolan 2010 Grantor Retained Annuity Trust #1

Charles F. Dolan

HELEN A. DOLAN, individually, and as Trustee of the Helen A. Dolan 2009 Revocable Trust, the Helen A. Dolan 2009 Grantor Retained Annuity Trust #1, the Helen A. Dolan 2009 Grantor Retained Annuity Trust #2 and the Helen A. Dolan 2010 Grantor Retained Annuity Trust #1

Helen A. Dolan

James L. Dolan

KATHLEEN M. DOLAN, individually, and as a Trustee of the Charles F. Dolan Children Trusts FBO Kathleen M. Dolan, Deborah A. Dolan-Sweeney, Marianne Dolan Weber, Patrick F. Dolan, Thomas C. Dolan and James L. Dolan, and as Trustee of the Charles Dolan 1989 Trust, the Ryan Dolan 1989 Trust and the Tara Dolan 1989 Trust

Kathleen M. Dolan

Marianne Dolan Weber

Deborah A. Dolan-Sweeney

Patrick F. Dolan

Thomas C. Dolan

LAWRENCE J. DOLAN, individually, and as a Trustee of the Charles F. Dolan 2009 Family Trusts

Lawrence J. Dolan

DAVID M. DOLAN, individually, and as a Trustee of the Charles F. Dolan 2009 Family Trusts

David M. Dolan

PAUL J. DOLAN, individually, and as a Trustee of the Charles F. Dolan Children Trust FBO Kathleen M. Dolan and the Charles F. Dolan Children Trust FBO James L. Dolan

Paul J. Dolan

MATTHEW J. DOLAN, individually, and as a Trustee of the Charles F. Dolan Children Trust FBO Marianne Dolan Weber and the Charles F. Dolan Children Trust FBO Thomas C. Dolan

Matthew J. Dolan

MARY S. DOLAN, individually, and as a Trustee of the Charles F. Dolan Children Trust FBO Deborah A. Dolan-Sweeney and the Charles F. Dolan Children Trust FBO Patrick F. Dolan

Mary S. Dolan

Annex A
ARTICLE 5
TRANSFER OF MEMBERSHIP
     No Membership, nor any direct, indirect, contingent, or convertible interest therein (regardless of the size of the interest), may be sold, pledged, hypothecated, assigned, or otherwise transferred or encumbered (each a “transfer”) in whole or in part, directly or indirectly, except in accordance with and subject to the following provisions of this Article 5;
....
(h)...
     (iii) This Article 5 shall not be applicable to a proposed transfer of any interest in a Member or other Owner in which the number of individuals and Entities directly or indirectly owning interests prior to such proposed transaction exceeds five hundred (500), unless (w) the interest proposed to be transferred represents a direct or indirect interest of five percent (5%) or larger in a Member of Membership, (x) the transfer would result in any person or Entity (or group of persons or Entities acting in concert) that has not been approved by the Committee or the Members directly or indirectly owning an interest of at least five percent (5%) but less than ten percent (10%) in a Member or Membership, (y) the transfer would result in any person or Entity (or group of persons or Entities acting in concert) that has not been approved by the Members directly or indirectly owning an interest of ten percent (10%) or larger in a Member or Membership, or (z) the effect of such proposed transaction is or may be to change the ownership of effective control of such Member or Membership.

A-1